Exhibit 99.1
Enphase Energy Reports Financial Results for the Second Quarter of 2024
FREMONT, Calif., July 23, 2024 - Enphase Energy, Inc. (NASDAQ: ENPH), a global energy technology company and the world’s leading supplier of microinverter-based solar and battery systems, announced today financial results for the second quarter of 2024, which included the summary below from its President and CEO, Badri Kothandaraman.
We reported quarterly revenue of $303.5 million in the second quarter of 2024, along with 47.1% for non-GAAP gross margin. We shipped 1,402,602 microinverters, or approximately 608.3 megawatts DC, and 120.2 megawatt hours of IQ® Batteries.
Financial highlights for the second quarter of 2024 are listed below:
•Quarterly revenue of $303.5 million
•GAAP gross margin of 45.2%; non-GAAP gross margin of 47.1% with net IRA benefit
•Non-GAAP gross margin of 41.0%, excluding net IRA benefit of 6.1%
•GAAP operating income of $1.8 million; non-GAAP operating income of $61.1 million
•GAAP net income of $10.8 million; non-GAAP net income of $58.8 million
•GAAP diluted earnings per share of $0.08; non-GAAP diluted earnings per share of $0.43
•Free cash flow of $117.4 million; ending cash, cash equivalents, and marketable securities of $1.65 billion
Our revenue and earnings for the second quarter of 2024 are provided below, compared with the prior quarter:
(In thousands, except per share and percentage data)

	GAAP			Non-GAAP
	Q2 2024	Q1 2024	Q2 2023	Q2 2024	Q1 2024	Q2 2023
Revenue	$303,458	$263,339	$711,118	$303,458	$263,339	$711,118
Gross margin	45.2%	43.9%	45.5%	47.1%	46.2%	46.2%
Operating expenses	$135,367	$144,607	$153,022	$81,706	$82,587	$98,162
Operating income (loss)	$1,799	$(29,099)	$170,320	$61,080	$38,994	$230,468
Net income (loss)	$10,833	$(16,097)	$157,191	$58,824	$47,956	$205,599
Basic EPS	$0.08	$(0.12)	$1.15	$0.43	$0.35	$1.51
Diluted EPS	$0.08	$(0.12)	$1.09	$0.43	$0.35	$1.47

Total revenue for the second quarter of 2024 was $303.5 million, compared to $263.3 million in the first quarter of 2024. Our revenue in the United States for the second quarter of 2024 increased approximately 32%, compared to the first quarter of 2024. Our revenue in Europe for the second quarter of 2024 remained flat when compared to the first quarter of 2024. Our global channel inventory returned to normal levels as we exited the second quarter of 2024.
Our non-GAAP gross margin was 47.1% in the second quarter of 2024, compared to 46.2% in the first quarter of 2024. Our non-GAAP gross margin, excluding net IRA benefit, was flat at 41.0% in the second quarter of 2024, compared to the first quarter of 2024. Our non-GAAP operating expenses were $81.7 million in the second quarter of 2024, compared to $82.6 million in the first quarter of 2024. Our non-GAAP operating income was $61.1 million in the second quarter of 2024, compared to $39.0 million in the first quarter of 2024.
We exited the second quarter of 2024 with $1.65 billion in cash, cash equivalents, and marketable securities and generated $127.0 million in cash flow from operations in the second quarter of 2024. Our capital expenditures were $9.6 million in the second quarter of 2024, compared to $7.4 million in the first quarter of 2024.

In the second quarter of 2024, we repurchased 891,896 shares of our common stock at an average price of $112.02 per share for a total of approximately $99.9 million. We also spent approximately $7.5 million dollars by withholding shares to cover taxes for employee stock vesting and options in the second quarter of 2024 that reduced the diluted shares by 66,126 shares.
We shipped 120.2 megawatt hours of IQ Batteries in the second quarter of 2024, compared to 75.5 megawatt hours in the first quarter of 2024. We saw higher battery attach rates in California in the second quarter of 2024 driven by the increasing adoption of NEM 3.0. We are now shipping our third generation of IQ Batteries, the IQ® Battery 5P™, to the United States, Mexico, Canada, Puerto Rico, Australia, the United Kingdom, Italy, France, the Netherlands, and Luxembourg. More than 7,400 installers worldwide are certified to install our IQ Batteries, compared to more than 4,900 installers worldwide in the first quarter of 2024.
We showcased several new product innovations at Intersolar Europe in June 2024, including the IQ Battery 5P with FlexPhase backup, the IQ® Balcony Solar Kit solution, and the IQ® EV charger. We expect to introduce these products into select European markets later this year. We also introduced our AI-based IQ® Energy Management software to manage dynamic electricity rates in the Netherlands and Belgium that can maximize savings for homeowners. We also recently launched Solargraf®, our design and proposal software platform, in the Netherlands. Solargraf is now available to residential and commercial installers in the United States, Canada, Brazil, Germany, Austria, and the Netherlands.
The Inflation Reduction Act (IRA) has enabled us to manufacture in the United States, supporting jobs and advancing the country's renewable energy economy. During the second quarter of 2024, we shipped approximately 574,000 microinverters from our contract manufacturing facilities in the United States that we booked for 45X production tax credits.
We recently started shipping our IQ8™ Commercial Microinverters from our contract manufacturing facility in Texas. The IQ8P-3P™ Commercial three-phase Microinverters are designed to support 208 V small commercial buildings and are compatible with a wide range of solar panels up to 640 W.
BUSINESS HIGHLIGHTS
On July 18, 2024, Enphase Energy announced that it started shipping the IQ Battery 5P and IQ8 Microinverters to customers in Luxembourg.
On July 15, 2024, Enphase Energy announced the launch of the CS-100 EV Charger, its most powerful EV charger to date, for customers with commercial fleet EVs in the United States.
On July 11, 2024, Enphase Energy announced residential and commercial products that could qualify for the Domestic Content Bonus Tax Credit. This tax credit, part of the IRA, encourages manufacturing and clean energy projects in the United States. It is only available to commercial asset owners, which includes commercial businesses adding solar and PPA/lease providers who own residential solar projects.
On May 30, 2024, Enphase Energy announced expanded deployments of its NEM 3.0 product solution with the Enphase Energy System, powered by IQ8 Microinverters, IQ Batteries, and advanced software, with installers across California.
On May 21, 2024, Enphase Energy announced that it entered the solar market in Finland with the introduction of IQ8 Microinverters, with peak output AC power of up to 384 W.
On May 15, 2024, Enphase Energy released its 2023 Environmental, Social, and Governance (ESG) Report, which provides an update on Enphase ESG policies, initiatives, and performance.
THIRD QUARTER 2024 FINANCIAL OUTLOOK
For the third quarter of 2024, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:
•Revenue to be within a range of $370.0 million to $410.0 million, which includes shipments of 160 to 180 megawatt hours of IQ Batteries
•GAAP gross margin to be within a range of 45.0% to 48.0% with net IRA benefit

•Non-GAAP gross margin to be within a range of 47.0% to 50.0% with net IRA benefit and 39.0% to 42.0% excluding net IRA benefit. Non-GAAP gross margin excludes stock-based compensation expense and acquisition related amortization
•Net IRA benefit to be within a range of $30.0 million to $33.0 million based on estimated shipments of 1,100,000 units of U.S. manufactured microinverters
•GAAP operating expenses to be within a range of $138.0 million to $142.0 million
•Non-GAAP operating expenses to be within a range of $79.0 million to $83.0 million, excluding $59.0 million estimated for stock-based compensation expense, acquisition related amortization and restructuring
For 2024, GAAP and non-GAAP annualized effective tax rate with IRA benefit, excluding discrete items, is expected to be within a range of 17.0% to 19.0%.
Follow Enphase Online
•Read the Enphase blog.
•Follow @Enphase on X (formerly Twitter).
•Visit us on Facebook and LinkedIn.
•Watch Enphase videos on YouTube.
Use of non-GAAP Financial Measures
Enphase Energy has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by Enphase Energy include non-GAAP gross profit, gross margin, operating expenses, income from operations, net income, net income per share (basic and diluted), net IRA benefit, and free cash flow.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Enphase Energy’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Enphase Energy uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase Energy believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables below, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of Enphase Energy’s current operating performance and a comparison to its past operating performance:
Stock-based compensation expense. Enphase Energy excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by Enphase Energy’s stock price at the time of an award over which management has limited to no control.
Acquisition related expenses and amortization. This item represents expenses incurred related to Enphase Energy’s business acquisitions, which are non-recurring in nature, and amortization of acquired intangible assets, which is a non-cash expense. Acquisition related expenses and amortization of acquired intangible assets are not reflective of Enphase Energy’s ongoing financial performance.

Restructuring and asset impairment charges. Enphase Energy excludes restructuring and asset impairment charges due to the nature of the expenses being unusual and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for cash-based severance costs and asset write-downs of property and equipment and acquired intangible assets, and other contract termination costs resulting from restructuring initiatives.
Non-cash interest expense. This item consists primarily of amortization of debt issuance costs and accretion of debt discount because these expenses do not represent a cash outflow for Enphase Energy except in the period the financing was secured and such amortization expense is not reflective of Enphase Energy’s ongoing financial performance.
Non-GAAP income tax adjustment. This item represents the amount adjusted to Enphase Energy’s GAAP tax provision or benefit to exclude the income tax effects of GAAP adjustments such as stock-based compensation, amortization of purchased intangibles, and other non-recurring items that are not reflective of Enphase Energy ongoing financial performance.
Non-GAAP net income per share, diluted. Enphase Energy excludes the dilutive effect of in-the-money portion of convertible senior notes as they are covered by convertible note hedge transactions that reduce potential dilution to our common stock upon conversion of the Notes due 2025, Notes due 2026, and Notes due 2028, and includes the dilutive effect of employee’s stock-based awards and the dilutive effect of warrants. Enphase Energy believes these adjustments provide useful supplemental information to the ongoing financial performance.
Net IRA benefit. This item represents the advanced manufacturing production tax credit (AMPTC) from the IRA for manufacturing microinverters in the United States, partially offset by the incremental manufacturing cost incurred in the United States relative to manufacturing in Mexico, India, and China. The AMPTC is accounted for by Enphase Energy as an income-based government grants that reduces cost of revenues in the consolidated statements of operations.
Free cash flow. This item represents net cash flows from operating activities less purchases of property and equipment.
Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its second quarter 2024 results and third quarter 2024 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (833) 634-5018. A live webcast of the conference call will also be accessible from the “Investor Relations” section of Enphase Energy’s website at https://investor.enphase.com. Following the webcast, an archived version will be available on the website for approximately one year. In addition, an audio replay of the conference call will be available by calling (877) 344-7529; replay access code 9131915, beginning approximately one hour after the call.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expectations as to its third quarter of 2024 financial outlook, including revenue, shipments of IQ Batteries by megawatt hours, gross margin with net IRA benefit and excluding net IRA benefit, estimated shipments of U.S. manufactured microinverters, operating expenses, and annualized effective tax rate with IRA benefit; its expectations regarding the expected net IRA benefit; its expectations on the timing of the introduction of new products into new countries; its expectations regarding the Domestic Content Bonus Tax Credit; and the capabilities, advantages, features, and performance of its technology and products. These forward-looking statements are based on Enphase Energy’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in its most recently filed Annual Report on Form 10-K and other documents on file with the SEC from time to time and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.

A copy of this press release can be found on the investor relations page of Enphase Energy’s website at https://investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company based in Fremont, CA, is the world's leading supplier of microinverter-based solar and battery systems that enable people to harness the sun to make, use, save, and sell their own power—and control it all with a smart mobile app. The company revolutionized the solar industry with its microinverter-based technology and builds all-in-one solar, battery, and software solutions. Enphase has shipped approximately 76.3 million microinverters, and over 4.3 million Enphase-based systems have been deployed in more than 150 countries. For more information, visit https://enphase.com.
© 2024 Enphase Energy, Inc. All rights reserved. Enphase Energy, Enphase, the “e” logo, IQ, IQ8, Solargraf, and certain other marks listed at https://enphase.com/trademark-usage-guidelines are trademarks or service marks of Enphase Energy, Inc. Other names are for informational purposes and may be trademarks of their respective owners.

Contact:

Zach Freedman
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net revenues	$303,458	$263,339	$711,118	$566,797	$1,437,134
Cost of revenues	166,292	147,831	387,776	314,123	787,421
Gross profit	137,166	115,508	323,342	252,674	649,713
Operating expenses:
Research and development	48,871	54,211	60,043	103,082	117,172
Sales and marketing	51,775	53,307	58,405	105,082	123,026
General and administrative	33,550	35,182	34,397	68,732	70,662
Restructuring and asset impairment charges	1,171	1,907	177	3,078	870
Total operating expenses	135,367	144,607	153,022	279,974	311,730
Income (loss) from operations	1,799	(29,099)	170,320	(27,300)	337,983
Other income, net
Interest income	19,203	19,709	16,526	38,912	29,566
Interest expense	(2,220)	(2,196)	(2,219)	(4,416)	(4,375)
Other income (expense), net	(7,566)	87	(33)	(7,479)	393
Total other income, net	9,417	17,600	14,274	27,017	25,584
Income (loss) before income taxes	11,216	(11,499)	184,594	(283)	363,567
Income tax provision	(383)	(4,598)	(27,403)	(4,981)	(59,503)
Net income (loss)	$10,833	$(16,097)	$157,191	$(5,264)	$304,064
Net income (loss) per share:
Basic	$0.08	$(0.12)	$1.15	$(0.04)	$2.23
Diluted	$0.08	$(0.12)	$1.09	$(0.04)	$2.11
Shares used in per share calculation:
Basic	135,646	135,891	136,607	135,768	136,650
Diluted	136,123	135,891	145,098	135,768	145,608

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$252,102	$288,748
Marketable securities	1,394,302	1,406,286
Accounts receivable, net	277,475	445,959
Inventory	176,068	213,595
Prepaid expenses and other assets	141,702	88,930
Total current assets	2,241,649	2,443,518
Property and equipment, net	152,070	168,244
Operating lease, right of use asset, net	19,394	19,887
Intangible assets, net	56,715	68,536
Goodwill	213,239	214,562
Other assets	204,202	215,895
Deferred tax assets, net	279,307	252,370
Total assets	$3,166,576	$3,383,012
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$79,646	$116,164
Accrued liabilities	197,556	261,919
Deferred revenues, current	123,577	118,300
Warranty obligations, current	30,261	36,066
Debt, current	98,592	—
Total current liabilities	529,632	532,449
Long-term liabilities:
Deferred revenues, non-current	353,199	369,172
Warranty obligations, non-current	146,918	153,021
Other liabilities	52,872	51,008
Debt, non-current	1,199,432	1,293,738
Total liabilities	2,282,053	2,399,388
Total stockholders’ equity	884,523	983,624
Total liabilities and stockholders’ equity	$3,166,576	$3,383,012

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Cash flows from operating activities:
Net income (loss)	$10,833	$(16,097)	$157,191	$(5,264)	$304,064
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,484	20,137	17,828	40,621	34,419
Net amortization (accretion) of premium (discount) on marketable securities	(1,030)	2,825	(10,157)	1,795	(17,705)
Provision (benefit) for doubtful accounts	1,897	(130)	449	1,767	629
Asset impairment	6,241	332	—	6,573	—
Non-cash interest expense	2,157	2,132	2,106	4,289	4,140
Net loss (gain) from change in fair value of debt securities	1,931	(942)	(1,754)	989	(3,498)
Stock-based compensation	52,757	60,833	54,166	113,590	113,821
Deferred income taxes	(14,076)	(8,292)	(10,615)	(22,368)	(26,796)
Changes in operating assets and liabilities:
Accounts receivable	82,183	77,359	(3,968)	159,542	(83,497)
Inventory	31,825	5,702	(15,548)	37,527	(16,403)
Prepaid expenses and other assets	(42,810)	(10,897)	(20,536)	(53,707)	(41,993)
Accounts payable, accrued and other liabilities	(23,944)	(66,284)	24,685	(90,228)	107,225
Warranty obligations	15	(11,923)	34,681	(11,908)	49,269
Deferred revenues	(1,401)	(5,554)	40,715	(6,955)	91,800
Net cash provided by operating activities	127,062	49,201	269,243	176,263	515,475
Cash flows from investing activities:
Purchases of property and equipment	(9,636)	(7,371)	(44,002)	(17,007)	(66,478)
Purchases of marketable securities	(300,053)	(472,268)	(577,521)	(772,321)	(1,272,908)
Maturities and sale of marketable securities	282,063	497,373	557,471	779,436	911,804
Net cash provided by (used in) investing activities	(27,626)	17,734	(64,052)	(9,892)	(427,582)
Cash flows from financing activities:
Partial settlement of convertible notes	—	(2)	—	(2)	—
Repurchase of common stock	(99,908)	(41,996)	(200,000)	(141,904)	(200,000)
Proceeds from issuance of common stock under employee equity plans	6,769	1,186	556	7,955	596
Payment of withholding taxes related to net share settlement of equity awards	(7,473)	(60,042)	(12,790)	(67,515)	(84,635)
Net cash used in financing activities	(100,612)	(100,854)	(212,234)	(201,466)	(284,039)
Effect of exchange rate changes on cash and cash equivalents	(374)	(1,177)	(326)	(1,551)	1,578
Net decrease in cash and cash equivalents	(1,550)	(35,096)	(7,369)	(36,646)	(194,568)
Cash and cash equivalents—Beginning of period	253,652	288,748	286,045	288,748	473,244
Cash and cash equivalents —End of period	$252,102	$253,652	$278,676	$252,102	$278,676

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Gross profit (GAAP)	$137,166	$115,508	$323,342	$252,674	$649,713
Stock-based compensation	3,730	4,182	3,398	7,912	7,067
Acquisition related amortization	1,890	1,891	1,890	3,781	3,787
Gross profit (Non-GAAP)	$142,786	$121,581	$328,630	$264,367	$660,567

Gross margin (GAAP)	45.2%	43.9%	45.5%	44.6%	45.2%
Stock-based compensation	1.3	1.6	0.5	1.3	0.5
Acquisition related amortization	0.6	0.7	0.2	0.7	0.3
Gross margin (Non-GAAP)	47.1%	46.2%	46.2%	46.6%	46.0%

Operating expenses (GAAP)	$135,367	$144,607	$153,022	$279,974	$311,730
Stock-based compensation (1)	(49,027)	(56,651)	(50,768)	(105,678)	(106,754)
Acquisition related expenses and amortization	(3,463)	(3,462)	(3,884)	(6,925)	(7,538)
Restructuring and asset impairment charges	(1,171)	(1,907)	(208)	(3,078)	(901)
Operating expenses (Non-GAAP)	$81,706	$82,587	$98,162	$164,293	$196,537

(1) Includes stock-based compensation as follows:
Research and development	$20,210	$24,550	$23,765	$44,760	$45,243
Sales and marketing	16,784	18,178	14,515	34,962	35,934
General and administrative	12,033	13,923	12,488	25,956	25,577
Total	$49,027	$56,651	$50,768	$105,678	$106,754

Income (loss) from operations (GAAP)	$1,799	$(29,099)	$170,320	$(27,300)	$337,983
Stock-based compensation	52,757	60,833	54,166	113,590	113,821
Acquisition related expenses and amortization	5,353	5,353	5,774	10,706	11,325
Restructuring and asset impairment charges	1,171	1,907	208	3,078	901
Income from operations (Non-GAAP)	$61,080	$38,994	$230,468	$100,074	$464,030

Net income (loss) (GAAP)	$10,833	$(16,097)	$157,191	$(5,264)	$304,064
Stock-based compensation	52,757	60,833	54,166	113,590	113,821
Acquisition related expenses and amortization	5,353	5,353	5,774	10,706	11,325
Restructuring and asset impairment charges	1,171	1,907	208	3,078	901
Non-cash interest expense	2,157	2,132	2,106	4,289	4,140
Non-GAAP income tax adjustment	(13,447)	(6,172)	(13,846)	(19,619)	(36,333)
Net income (Non-GAAP)	$58,824	$47,956	$205,599	$106,780	$397,918

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net income (loss) per share, basic (GAAP)	$0.08	$(0.12)	$1.15	$(0.04)	$2.23
Stock-based compensation	0.39	0.45	0.40	0.84	0.83
Acquisition related expenses and amortization	0.04	0.04	0.04	0.08	0.08
Restructuring and asset impairment charges	0.01	0.01	—	0.02	0.01
Non-cash interest expense	0.02	0.02	0.02	0.03	0.03
Non-GAAP income tax adjustment	(0.11)	(0.05)	(0.10)	(0.14)	(0.27)
Net income per share, basic (Non-GAAP)	$0.43	$0.35	$1.51	$0.79	$2.91

Shares used in basic per share calculation GAAP and Non-GAAP	135,646	135,891	136,607	135,768	136,650

Net income (loss) per share, diluted (GAAP)	$0.08	$(0.12)	$1.09	$(0.04)	$2.11
Stock-based compensation	0.38	0.44	0.39	0.84	0.81
Acquisition related expenses and amortization	0.04	0.04	0.05	0.08	0.08
Restructuring and asset impairment charges	0.01	0.01	0.01	0.02	0.01
Non-cash interest expense	0.02	0.02	0.02	0.03	0.03
Non-GAAP income tax adjustment	(0.10)	(0.04)	(0.09)	(0.15)	(0.20)
Net income per share, diluted (Non-GAAP) (2)	$0.43	$0.35	$1.47	$0.78	$2.84

Shares used in diluted per share calculation GAAP	136,123	135,891	145,098	135,768	145,608
Shares used in diluted per share calculation Non-GAAP	136,123	136,730	139,770	136,439	140,280

Income-based government grants (GAAP)	$24,329	$18,617	$2,050	$42,946	$2,050
Incremental cost for manufacturing in U.S.	(5,950)	(4,882)	(405)	(10,832)	(405)
Net IRA benefit (Non-GAAP)	$18,379	$13,735	$1,645	$32,114	$1,645

Net cash provided by operating activities (GAAP)	$127,062	$49,201	$269,243	$176,263	$515,475
Purchases of property and equipment	(9,636)	(7,371)	(44,002)	(17,007)	(66,478)
Free cash flow (Non-GAAP)	$117,426	$41,830	$225,241	$159,256	$448,997

(2)    Calculation of non-GAAP diluted net income per share for the three and six months ended June 30, 2023 excludes convertible Notes due 2023 interest expense, net of tax of less than $0.1 million from non-GAAP net income.